Exhibit 5.1
[Fox Rothschild LLP letterhead]

August 28, 2014

Vicon Industries, Inc.
131 Heartland Boulevard
Edgewood, New York 11717

Ladies and Gentlemen:

We have acted as legal counsel to Vicon Industries, Inc., a New York corporation (“Vicon”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by Vicon with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, to register an additional [18,450] shares of Vicon’s common stock, $0.01 par value per share (the “Additional Shares”), pursuant to Rule 462(b) under the Securities Act, in connection with the merger of VI Merger Sub, Inc., a California corporation and a direct, wholly owned subsidiary of Vicon (“Merger Sub”), with and into IQinVision, Inc. (“IQinVision”) with IQinVision continuing as the surviving company and becoming a direct, wholly owned subsidiary of Vicon (the “Merger”) pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated March 28, 2014, among Vicon, Merger Sub, and IQinVision (as amended from time to time, the “Merger Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus/consent solicitation, other than as expressly stated herein with respect to the issuance of the Additional Shares.

In rendering this opinion letter, we have examined copies of the following documents: (a) Vicon’s Certificate of Incorporation, as amended to date, (b) Vicon’s Bylaws, as amended to date, (c) the Merger Agreement, (d) the Registration Statement, and (e) relevant resolutions of the board of directors of Vicon. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter. As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of Vicon and others.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Additional Shares have been duly authorized and that, when issued and delivered in accordance with the terms and conditions of the Merger Agreement and as contemplated by the Registration Statement (including all Exhibits thereto), the Additional Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The foregoing opinion is limited to the New York Business Corporation Law (the “NYBCL”) and we express no opinions with respect to the laws of any other jurisdiction. We do not express any opinion with respect to the laws of any jurisdiction other than the NYBCL or as to the effect of any other laws on the opinion herein stated.

We consent to the filing of this as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto, including without limitation under the heading “Legal Matters” in the proxy statement/prospectus/ consent solicitation included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Fox Rothschild LLP

Fox Rothschild LLP